Exhibit 99.1

Miromatrix Reports Filing of IND, Third Quarter 2022 Results, and Provides Corporate Update

EDEN PRAIRIE, MN, November 14, 2022 - Miromatrix Medical Inc. (NASDAQ: MIRO), a life sciences company pioneering a novel technology for bioengineering fully transplantable organs to help save and improve patients' lives, today reported third quarter 2022 financial results and provided a corporate update.

"Miromatrix is excited to announce that we recently submitted our IND for miroliverELAP™," said Jeff Ross, Ph.D., Miromatrix CEO. "We believe this is the first IND to be submitted to the FDA for a bioengineered organ.  I am incredibly proud of our entire team for achieving this important milestone and putting us one step closer to our goal of treating patients with our bioengineered organs and eliminating the organ transplant waiting list."

Business Highlights

●	Submitted IND application for miroliverELAP, our external liver assist product. Following IND clearance from the FDA we plan to initiate a Phase 1 clinical trial
●	Continued progress in the pre-clinical development of miroliver™ and mirokidney™, our fully implantable bioengineered livers and kidneys
●	Finalist for KidneyX Winner Showcase at ASN Kidney Week which is a partnership between the U.S. Department of Health and Human Services (HHS) and the American Society of Nephrology (ASN)
●	Received notice of allowance from USPTO for patent covering the revascularization of decellularized organs and tissues that encompasses all types of organs
●	Appointed renowned transplant surgeon, Jack Lake, M.D., as Medical Director
●	Ended the third quarter of 2022 with $31.5 million of cash and investments; we continue to believe that our cash balance is sufficient to last through December 2023

Third Quarter and Year-to-Date 2022 Financial Results

Cash and investments totaled $31.5 million as of September 30, 2022, as compared to $38.6 million as of June 30, 2022.

Operating loss was $7.8 million and $23.2 million for the three- and nine-month periods ended September 30, 2022, respectively, as compared to $5.2 million and $11.5 million for the three- and nine-month periods ended September 30, 2021. The increase in operating loss for comparable periods was primarily attributable to increased research and development costs and general and administrative costs; notably, cost increases relating to being a public company, payroll, and lab supplies.

Net loss was $7.6 million, or $0.37 per share, and $23.0 million, or $1.11 per share for the three- and nine-month periods ended September 30, 2022, respectively, as compared to $5.1 million, or $0.25 per share, and $9.2 million, or $1.08 per share for the three- and nine-month periods ended September 30, 2021. The increase in net loss for comparable periods was primarily attributable to the same cost increases described within operating loss above, plus one-time gains recognized in the first quarter of 2021 that impact the nine-month period comparison.  The increase in share count for the nine-month comparable periods is attributable to the issuance of IPO shares in June 2021.

Conference Call and Webcast Details

The Company will host a live conference call and webcast to discuss these results and provide a corporate update on Monday, November 14, 2022, at 4:30 PM ET.

To participate in the call, please dial 877-407-3982 (domestic) or +1-201-493-6780 (international) and provide conference ID 13732863. The live webcast will be available on the Events & Presentations page of the Investors section of Miromatrix's website.

About Miromatrix

Miromatrix Medical Inc. is a life sciences company pioneering a novel technology for bioengineering fully transplantable human organs to help save and improve patients' lives. The Company has developed a proprietary perfusion technology platform for bioengineering organs that it believes will efficiently scale to address the shortage of available human organs. The Company's initial development focus is on human livers and kidneys. For more information, visit miromatrix.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," "plans," "potential," "projects," "would," and "future," or similar expressions, are intended to identify forward‐looking statements. Each of these forward‐looking statements involves substantial risks and uncertainties that could cause actual results to differ significantly from those expressed or implied by such forward‐looking statements. Forward‐looking statements contained in this press release include, but are not limited to, statements regarding the initiation, timing, progress and results of our current and future preclinical studies and future clinical trials, including statements regarding the potential timing of the clearance of the IND application and other regulatory documents for our miroliverELAP™ product candidate and the potential timing of pre-IND meetings or submissions of regulatory documents for our mirokidney™ and miroliver™ product candidates; the initiation of the related clinical trials; the expected timing of program updates and data disclosures; statements regarding the timing and likelihood of seeking regulatory approval for our product candidates; the competitive landscape for our product candidates; and our estimates regarding expenses, future revenue, capital requirements, cash runway and needs for additional financing. These forward‐looking statements reflect our current beliefs and expectations.

There are several important factors that could cause our actual results to differ materially from those indicated by such forward looking statements, including a deterioration in our business or prospects; further assessment of preliminary data, adverse developments in clinical development, including unexpected safety issues observed during a clinical trial; and changes in regulatory, social, and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the results of preliminary data and preclinical studies being predictive of the results of later-stage clinical trials, initiation, enrollment and maintenance of patients, and completion of clinical trials, availability and timing of data from ongoing clinical trials, expectations for the timing and steps required in the regulatory review process, including our ability to obtain regulatory clearance to commence clinical trials, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of our product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the coronavirus (referred to as COVID- 19), and geopolitical risks, including the current war between Russian and Ukraine. These risks are not exhaustive, we face known and unknown risks. Additional risks and factors that may affect results are set forth in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not assume any obligation to update any forward-looking statement to reflect new information, events, or circumstances.

Investor Contact

Greg Chodaczek

347-620-7010

ir@miromatrix.com

Media Contact:

press@miromatrix.com

MIROMATRIX MEDICAL INC.

Condensed Balance Sheets

	September 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,537,818	$52,811,531
Restricted cash	800,100	800,100
Short-term investments	26,003,087	—
Receivable from Reprise Biomedical, Inc.	12,395	17,819
Interest receivable	121,287	—
Tenant improvement allowance receivable	—	1,256,950
Prepaid expenses and other current assets	360,615	450,873
Total current assets	32,835,302	55,337,273
Deferred offering costs	232,899	—
Right of use asset	1,723,479	—
Property and equipment, net	5,816,028	5,591,726
Total assets	$40,607,708	$60,928,999

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$15,417	$333,849
Current portion of deferred royalties	857,589	488,368
Accounts payable	1,157,652	2,094,854
Current portion of financing lease obligations	52,911	58,037
Current portion of lease liability	381,925	—
Current portion of tenant improvement obligation	—	160,462
Accrued expenses	1,592,601	1,428,622
Total current liabilities	4,058,095	4,564,192
Deferred royalties, net	491,733	491,733
Long-term debt	385,997	385,997
Deferred rent	—	207,204
Financing lease obligations, net	17,282	52,768
Lease liability, net	2,819,716	—
Tenant improvement obligation, net	—	1,029,629
Accrued interest	92,094	71,592
Total liabilities	7,864,917	6,803,115
Commitments and contingencies
Shareholders’ equity:
Common stock, par value $0.00001; 190,000,000 shares authorized; 20,904,295 issued and outstanding as of September 30, 2022 and 20,385,645 issued and outstanding as of December 31, 2021	209	204
Additional paid-in capital	129,808,488	128,177,594
Accumulated deficit	(97,065,906)	(74,051,914)
Total shareholders’ equity	32,742,791	54,125,884
Total liabilities and shareholders’ equity	$40,607,708	$60,928,999

MIROMATRIX MEDICAL INC.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Licensing revenue	$12,395	$9,819	$23,115	$25,066
Cost of goods sold	125,000	125,000	375,000	375,000
Gross loss	(112,605)	(115,181)	(351,885)	(349,934)
Operating expenses:
Research and development	4,574,534	3,349,898	13,569,434	7,698,786
Regulatory and clinical	381,903	105,208	1,156,535	292,169
Quality	634,511	150,675	1,592,778	322,719
General and administration	2,052,731	1,487,654	6,513,748	2,836,850
Total operating expenses	7,643,679	5,093,435	22,832,495	11,150,524
Operating loss	(7,756,284)	(5,208,616)	(23,184,380)	(11,500,458)
Interest income	143,555	766	205,403	851
Interest expense	(15,325)	(15,255)	(35,015)	(601,292)
Amortization of discount on note	—	—	—	(62,638)
Change in fair value of derivative	—	—	—	246,962
Research grants	—	115,069	—	393,034
Equity loss in affiliate	—	—	—	(223,633)
Gain on sale of equity investment	—	—	—	1,983,912
Gain on debt extinguishment	—	50,455	—	568,505
Net loss	$(7,628,054)	$(5,057,581)	$(23,013,992)	$(9,194,757)
Net loss per share, basic and diluted	$(0.37)	$(0.25)	$(1.11)	$(1.08)
Weighted average shares used in computing net loss per share, basic and diluted	20,895,513	20,145,321	20,664,494	8,503,743